EXHIBIT 8.1


                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                ATTORNEYS AT LAW

                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS

                             4100 FIRST CITY CENTER
                               1700 PACIFIC AVENUE
                            DALLAS, TEXAS 75201-4618
                                 (214) 969-2800
                                  TELEX 732324
                               FAX (214) 969-4343

                                  May 22, 1996

NGC Corporation
13430 Northwest Freeway
Suite 1200
Houston, Texas  77040

Dear Sir or Madam:

         You have requested our opinion regarding whether the merger of NGC Corporation (the "Company") into Midstream Combination Corp. ("Newco") (hereinafter referred to as the "Merger") will be treated as a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering our opinion, we have examined the Combination Agreement and Plan of Merger dated as of May 22, 1996, executed by the Company, Newco, and Chevron U.S.A. Inc. ("Chevron") and such other documents as we have deemed necessary. For purposes of rendering such opinion, we have assumed that (i) the management shareholders of NGC, BG Holdings, Inc., and NOVA Gas Services (U.S.) Inc. will continue to hold the NGC shares currently held by them until the Effective Time; (ii) the management shareholders of NGC, BG Holdings, Inc., and NOVA Gas Services (U.S.) Inc. will not acquire additional shares of NGC prior to the Effective Time; and (iii) the transactions contemplated by the Combination Agreement and Plan of Merger and agreements referenced therein will be consummated in compliance with all material terms and conditions as described in such agreements, none of which will have been waived or modified by Chevron and Newco.

         Our opinion is based upon the current and continued correctness of certain representations made to us by the Company, as well as representations made in the Combination Agreement and Plan of Merger. Further, our opinion is based upon and assumes the accuracy of the letters to the Company from (i) Chevron, dated May 22, 1996, (ii) NOVA Gas Services (U.S.) Inc, dated May 22, 1996, and (iii) BG Holdings, Inc., dated May 22, 1996, each of which sets forth certain representations. Where any such factual representation is made to the "best knowledge" of a person, the factual representation is assumed to be correct without such qualification. Our opinion is also based upon current law, which is subject to change (possibly retroactively). Any change in the facts or law could change our conclusions and render our opinion inapplicable.


AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

NGC Corporation
BG Holdings, Inc.
NOVA Gas Services (U.S.) Inc.
May 22, 1996
Page 2

In addition, if any of the assumptions made herein are incorrect, our opinion could also be rendered inapplicable.

         Based on the foregoing, it is our opinion that:

                  (i) The Merger of the Company into Newco pursuant to the Combination Agreement and Plan of Merger will be treated as a "reorganization" within the meaning of section 368(a)(1) of the Code;

                  (ii) No gain or loss will be recognized by the Company or shareholders of the Company, as a result of the Merger pursuant to sections 361(a), 357(a), and 354(a) of the Code, except with respect to any cash received for fractional shares or in connection with the exercise of dissenters' rights;

                  (iii) The aggregate adjusted tax basis of the stock of Surviving Corporation received by each NGC stockholder will be the same as the aggregate adjusted tax basis of the Company stock exchanged therefor, increased to the extent gain is recognized upon such exchange and decreased to the extent of cash or other property received upon such exchange, pursuant to Section 358(a); and

                  (iv) Pursuant to Section 1223(1), the holding period of the Surviving Corporation stock received by each Company stockholder will include the period for which the Company stock was held by such stockholder, provided that the Company stock is held as a capital asset at the Effective Time of the Merger.

This opinion represents our best legal judgment and has no binding effect on the Internal Revenue Service (the "IRS"). Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

         Except as explicitly set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local, or foreign, of the Merger or any transactions related thereto. No reference may be made to this opinion letter in any financial statement, registration statement (except with respect to the Prospectus related to the Combination Agreement and Plan of Merger), or other document, nor may this opinion letter be distributed in any manner without our prior written consent.

                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.